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                          GOODWIN, PROCTER & HOAR LLP
                              COUNSELLORS AT LAW
                                EXCHANGE PLACE
                       BOSTON, MASSACHUSETTS 02109-2881

                                                        TELEPHONE (617) 570-1000
                                                       TELECOPIER (617) 523-1231

                               November 10, 1997


Beacon Properties Corporation
50 Rowes Wharf
Boston, Massachusetts 02110

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration, pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of 432,000 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Beacon Properties Corporation, a Maryland corporation (the "Company").

     In connection with rendering this opinion, we have examined the Articles of Incorporation, as amended and the Amended and Restated Bylaws of the Company, such records of the corporate proceedings of the Company as we deemed material, a registration statement on Form S-8 under the Securities Act relating to the Shares (the "Registration Statement"), the Company's Amended and Restated 1994 Stock Option and Incentive Plan (the "Plan"), as amended, and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

     We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, the Commonwealth of Massachusetts and the Maryland General Corporation Law.

     Based upon the foregoing, we are of the opinion that when the Shares have been issued and paid for in accordance with the terms of the Plan and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable shares of Common Stock.

     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities, as to which we express no opinion.

     This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

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                          GOODWIN, PROCTER & HOAR LLP

     We are furnishing this letter to you in connection with the filing of the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose.


                                    Very truly yours,

                                    /s/ Goodwin, Procter & Hoar  LLP
                                    GOODWIN, PROCTER & HOAR  LLP